Exhibit 10.47

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2) because it is both (i) immaterial and (ii) treated by the Company as private and confidential. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon request.

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
DISTRIBUTION AGREEMENT
THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT (this “Amendment”), dated March 28, 2025 (“Effective Date”), is entered into between NXC Imaging, a wholly owned subsidiary of Canon Medical Systems USA, Inc. a California corporation (“Distributor” or “NXC”) and QT Imaging Holdings, Inc., a Delaware corporation (“Seller” or “QTI”), and amends the Amended and Restated Distribution Agreement entered into by and between NXC and QTI on December 11, 2024 (the “Amended and Restated Agreement”), which amended and restated the Distribution Agreement, dated June 10, 2024, between NXC and QTI (the “Original Agreement”). NXC and QTI are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, QTI and NXC wish to amend the Amended and Restated Agreement on the terms set forth in this Amendment.
AMENDMENT
NOW, THEREFORE, in consideration of the foregoing and the promises and conditions of this Amendment, the Parties hereby agree as follows:
1.Scope of Amendment; Entire Agreement. This Amendment hereby amends and revises the Amended and Restated Agreement to incorporate the terms and conditions set forth in this Amendment as of the Effective Date. Except as otherwise expressly provided in this Amendment, the Amended and Restated Agreement will remain unchanged and in full force and effect according to its original terms. The Amended and Restated Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. The term “Agreement” as used herein and all other instruments and agreements executed thereunder shall for all purposes refer to the Amended and Restated Agreement as amended by this Amendment.
1616956729.6

2.Definitions. As used in this Amendment, all capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Amended and Restated Agreement.
3.Amendments to the Amended and Restated Agreement.
(a)    The Preamble to Section 1 of the Amended and Restated Agreement is amended and restated in its entirety as follows:
1.    SALE OF EQUIPMENT. Subject to the terms and conditions of this Agreement Seller hereby engages Distributor as the exclusive reseller to market, advertise, and resell the Equipment in the United States and United States territories (the “Territory”). Distributor will purchase such Equipment for the purpose of reselling, leasing or renting the same directly to its customers. Seller reserves the right to sell the Equipment directly to a third party as an exception, and any such direct sale by Seller shall occur after a prior written notification to NXC and shall count towards the MOQs (as such term is defined below) set forth in this Agreement; provided that if a third party is a Competitor of Distributor or an existing customer of Distributor or its reseller or sales agent at the time when Seller seeks to sell the Equipment directly to the third party, Seller may not sell the Equipment to such third party. “Competitors of Distributor” are the companies set forth in Exhibit D and affiliates of each of those companies. Distributor is allowed to assign sales agents/dealers for the purpose of conducting sales and service of the Equipment in the Territory.
(b)    Section 1.1.6 of the Amended and Restated Agreement is amended and restated in its entirety as follows:
1.1.6    No later than forty five (45) days prior to the end of each calendar quarter, Distributor shall provide Seller with a non-binding written forecast (“Forecast”) of the anticipated purchases of Equipment during the subsequent twelve (12)-month period. The Forecast for 2025 and 2026 shall not be less than the amounts (Minimum Order Quantity, the “MOQs”) set forth in Exhibit C as previously committed in the Agreement on December 11, 2024, which is reconfirmed, and no modification or revision to such MOQs is made as a result of the Amendment No. 1 to the Agreement, by quarter and year. Notwithstanding the foregoing, the MOQs shall not be binding if at any time (a) Seller cannot fulfill the manufacturing and delivery volumes required for Distributor to meet the quarterly MOQs, including due to (i) failures or other circumstances attributable to Seller including, but not limited to, issues relating to design or performance of the Equipment (e.g., failure of the Equipment to meet its published specifications), orders by FDA or another governmental organization to temporarily or permanently suspend shipments, and to activities or operations of QTI, or (ii) a final non-appealable judgment that would impair the ability of Seller to fulfill such manufacturing and distribution volumes as a result of (A) intellectual property infringement made by a third party relating to the Equipment or (B) other legal proceedings against the Seller; or (b) Seller engages with any Competitor of Distributor or existing customers of Distributor or its reseller or sales agent to sell the Equipment in violation of Section 1. Furthermore, in the event the Distributor is prevented from selling the Equipment due to actions of or attributable to the Seller, Seller and Distributor will discuss in good faith.

(c)    Section 1.2.3 of the Amended and Restated Agreement is added as follows:
1.2.3    Seller will introduce at least one new product improvement per year to the Equipment, and the “B” model on Exhibit B will constitute such a new product improvement for the year 2025. Seller will also timely correct all Equipment bugs or other defects as necessary to address performance issues.
(d)    Section 2 of the of the Amended and Restated Agreement is amended and restated in its entirety as follows:
2.    ORDERS. All purchase orders from Distributor shall be for no less than the MOQs, which Distributor must order on the quarterly and annual basis as set forth in Exhibit C. Should Distributor fail to purchase at least the quarterly MOQs for any period, Seller will ship Equipment and invoice Distributor at the end of the period, and Distributor shall pay Seller for the difference between the Equipment purchased and the MOQs for such period within 30 days of the invoice. Distributor acknowledges that Seller may, in Seller’s sole discretion, sell the Equipment to any other person or entity anywhere in the world, outside the Territory, without notice to Distributor or Distributor’s prior consent. Except as otherwise set forth in Section 1, each Party may engage prospective Customers for the purposes of selling the Equipment. Except as otherwise set forth in Section 1, Seller may, at Seller’s own discretion, elect to sell the Equipment directly to such prospective Customers. Each purchase order will include information reasonably requested by Seller. Each purchase order is subject to Seller’s acceptance, after which it becomes an approved order (“Approved Order”). Any such Approved Orders are non-cancellable and not subject to rescheduling after acceptance by Seller. Any orders not accepted by Seller in writing are deemed rejected.
(e)    Section 3 of the Amended and Restated Agreement is amended and restated in its entirety as follows:
3.    PRICES. The price for the Equipment as of the Effective Date is as stated in Exhibit B (Product Pricing) attached to this Agreement. Any increases of the price shall be upon mutual agreement of the Parties. All purchase orders for Equipment that Distributor submits will be the price in effect as of the date the purchase order is submitted. Seller will provide Distributor with all reasonably requested documentation to support any price changes, subject to any confidentiality obligations that Seller may owe to a third party. Distributor is not obligated to purchase any particular quantity of Equipment from Seller if Seller increases its prices without pre-approval by the Distributor. Distributor may set the resale price for Customers at Distributor’s sole discretion.
(f)    Section 15(a) of the Amended and Restated Agreement is amended and restated in its entirety as follows:
15(a)    In the event that Seller determines the necessity of, or a governmental or regulatory authority requires or requests, a recall, corrective action, removal, field safety notice, withdrawal or correction relating to the Equipment (collectively, a “Equipment Recall”), both Parties shall promptly consult and cooperate with the other Party, including with respect to the appropriate action to be taken in connection with such Equipment Recall, and mutually agree to appropriately modify the MOQs for the respective quarter or until the Equipment Recall is corrected with mutual agreement with Distributor. Subject to Section 14 (Limitation of Liability), Seller will be responsible for the cost of such recall including, without limitation, the cost of notifying the Customers, collecting recalled Equipment and replacement Equipment, Seller’s parts and Distributor’s related labor, travel, and freight charges, except to the extent that such recall is attributable to the fault of Distributor. The determination of whether to initiate a recall or market correction is the sole responsibility of Seller and Distributor will have no authority to initiate a recall or market correction with respect to the Equipment. Seller will be responsible for communicating with the FDA and applicable governmental or regulatory authorities regarding any Equipment Recall.
(g)    Section 20 of the Amended and Restated Agreement is amended and restated in its entirety as follows:
20.    TRADEMARKS. Subject to the terms and conditions set forth in this Agreement, Seller hereby grants to Distributor a personal, non-exclusive, non-sublicensable, non-transferable license to use and display, solely to market, advertise and resell the Equipment, the trademarks used by Seller in connection with the Equipment (“Seller Marks”) during the term of this Agreement in accordance with any written trademark usage guidelines provided by Seller in writing in advance. All advertising, promotional materials (including all Web pages, packaging, and displays) and catalogs that include or refer to any of the Seller Marks in connection with the Equipment, and all display and presentations that include the Seller Marks (all of the foregoing being hereinafter collectively referred to as “Promotional Materials”) is subject to Seller’s reasonable prior written approval. Upon Seller’s approval of any Promotional Materials, no further approval is required from Seller for Distributor’s use of the same Promotional Materials. Distributor acknowledges that Seller is and will remain the owner of all right, title and interest in and to each of the Seller Marks, and all goodwill generated by Distributor’s use of Seller Marks shall inure exclusively to the benefit of Seller. Distributor agrees that it cannot use Seller Marks elements in association with products or services not provided by Seller. Distributor shall inform its Customers who purchase the Equipment that such Customers shall not (i) use, copy, distribute, display, perform, or prepare derivative works of any materials accompanying or embodied in the Equipment (except to the extent expressly permitted by Customer’s license to such Equipment and its documentation) or (ii) use any Seller Marks, in each case without Seller’s prior written consent, which consent may be withheld for any reason whatsoever in Seller’s sole discretion. If Distributor ever becomes aware of any unauthorized use of the Seller Marks or such materials accompanying or embodied in the Equipment by any such Customer, Distributor shall, in each instance, promptly inform Seller of such unauthorized use in writing and provide Seller with all reasonably requested assistance in terminating such unauthorized use. However, all attorneys’ fees, expert fees, court costs and other expenses to be incurred in any legal proceeding pertaining to terminating such unauthorized use shall be paid by Seller.
(h)    Exhibit D, attached hereto, is added as an exhibit to the Amended and Restated Agreement.

4.Miscellaneous Provisions.
(a)    This Amendment may be executed in any number of counterparts, each of which shall be deemed to an original, and such counterparts together shall constitute one instrument.
(b)    This Amendment is intended to be in full compliance with the requirements for an Amendment to the Amended and Restated Agreement as required by Section 22 of the Amended and Restated Agreement, and every defect in fulfilling such requirements for an effective amendment to the Amended and Restated Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.
(c)    This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

NXC IMAGING, INC.	QT IMAGING HOLDINGS, INC.

By: /s/ Jon Stoa	By: /s/ Dr. Raluca Dinu
Name: Jon Stoa	Name: Dr. Raluca Dinu
Title: General Manager	Title: Chief Executive Officer

[Signature Page to Amendment No 1 to Amended and Restated Distribution Agreement]

EXHIBIT D
COMPETITORS OF DISTRIBUTOR

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D-7